Exhibit 23.8

WILLIAMS & WEBSTER, P.S.
Certified Public Accountants & Business Consultants
601 West Riverside, Suite 1940
Spokane, Washington 99201-0611
Telephone: (509) 838-5111
Fax:(509) 838-5114

Board of Directors
VMH Videomoviehouse.com Inc.
Vancouver, British Columbia
Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of audit report dated September 14, 2001, except for Note 9 for which the date is December 12, 2001 on the financial statements of VMH Videomoviehouse.com Inc. as of June 30, 2001 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-3 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

June 18, 2002